Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated April 12, 2021, with respect to our audit of the balance sheets of Concreit Fund I LLC (the “Fund”) as of December 31, 2020 and 2019, the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2020, and for the period from May 24, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements.

/s/ dbbmckennon

Newport Beach, California

April 13, 2021